EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on May 29, 2009, by BAETA Corp., a New Jersey corporation with its principal business offices located at 253 Warren Av fort Lee, NJ 07024 (the "Company"),  and EUGENE GRIBOV, an individual residing at 300 Winston Dr. #2307, NJ 07010 ("Executive").

         The Company desires to employ Executive, and Executive desires to be employed by the Company on the terms set forth in this Agreement.

         In consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

1. Term of Employment. Upon the terms set forth in this Agreement, the Company employs Executive and Executive accepts employment with the Company for the period commencing on June 1, 2009 and ending on June 1, 2014 (such period, the "Original Term"), unless sooner terminated in accordance with the provisions of Section 4 below. Upon the expiration of the Original Term, the term of Executive's employment will not automatically extend for any additional term.

2. Title and Capacity. Executive will serve as the Chief Technology Officer of  the Company, and will perform the duties commensurate with such positions and such other duties as the Company's Board of Directors (the "Board") or the Chairman may assign to Executive consistent with his position.  Executive will devote attention and energies on a part-time basis to the above duties, and Executive will maintain, during the term of this Agreement, the ability to actively engage in any other for profit business activity.

3. Compensation and Benefits.

3.1       Compensation

(a) During the Original Term, the Executive will receive an annual base  compensation of:  60,000 common shares of BAETA Corp.

3.2        Payment in Installments.

The Company will pay Executive's annual base compensation in

12 (twelve) installments.

                    3.3       Stock Options.

(a) On April 21, 2009, the date on which the Board considered and approved the employment of Executive subject to the execution of this Agreement, the Company approved the grant to Executive of options to acquire 50,000 shares of the Company's common stock under the Company's 2009 Equity Compensation Plan (the "Plan Options"). The Plan Options will have a term of  10 years and will be first vested as follows:

10,000 shares on April 21, 2010;

10,000 shares on April 21, 2011;

10,000 shares on April 21, 2012;

10,000 shares on April 21, 2013;

and 10,000 shares on April 21,  2014.

All options will be exercisable at $0.50 per share.

(b) The Plan Options will be vested and exercisable in full under the terms of the stock option agreement between the Company and Executive for at least 12 months (a) if the Company terminates Executive's employment under Section 4.3 for any reason other than for cause, (b) if Executive terminates Executive's employment under Section 4.5(b) for good reason, (c) in the event of Executive's death or "disability," as defined in the Equity Plan or (d) in the event of a "Change in Control," as such term is defined in the Equity Plan. Except as provided in this Section 3.3, the Plan Options are in all respects subject to the terms of the Equity Plan and the stock option agreement between the Company and Executive covering the Plan Options.

3.4       Expenses.

(a) The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties under this Agreement in accordance with the Travel and Expense Policy published by the Company's Finance Department for senior executives generally, as amended from time to time.

3.5       Stock Purchase. Within 90 days of Executive's first date of employment, Executive may purchase from the Company up to 120,000 shares of the Company's common stock at a price of $0.50 per share. These shares will not be subject to any restrictions other than those applicable under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         4.  Employment Termination. The employment of Executive by the Company under this Agreement will terminate upon the occurrence of any of the following:

4.1       Expiration of Term. At expiration of the Original Term pursuant to Section 1 above.

4.2       Cause. At the election of the Company, for "cause" as defined below, immediately upon written notice by the Company to Executive, except as provided below. "Cause" for termination is deemed to exist by reason of (a) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (b) any breach of a fiduciary duty to the Company involving personal profit, (c) Executive's willful misconduct, or recklessness or gross negligence in the performance of his duties under this Agreement, or (d) repeated refusals by Executive to comply with the reasonable  directives of the Chief Executive Officer of the Company or the Board that are consistent  with his position; provided, however, that the Company may terminate Executive's  employment under Sections 4.2 (d) or (e) above only after Executive fails  to commence and continue to correct or cure each specific instance comprising cause within 10 days of receipt by Executive of written notice of the Board identifying each instance constituting cause or  to correct or cure each identified instance within 45 days of receipt of such notice.

4.3       Without Cause. At the election of the Company, at any time, upon 60 days written notice for any reason whatsoever other than for cause.

4.4       Death or Disability. Upon Executive's death or 30 days after Executive's disability. "Disability" means the inability of Executive, due to a physical or mental disability, to perform the duties contemplated under this Agreement for a period of 180 consecutive days. A physician satisfactory to Executive and the Company will determine if Executive is disabled. If Executive and the Company cannot agree on a physician within 30 days of either party's written notice to the other, Executive and the Company will each select a physician, who will together select a third physician. The determination of the physician(s) as to disability will be binding on all parties.

                  4.5         Termination by Executive. At the election of Executive: (a) at any time if his health should become impaired to an extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, as certified by a physician designated by Executive and reasonably acceptable to the Company; (b) for "good reason" upon delivery of written notice of such "good reason" to the Company; or (c) upon 60 days written notice of termination. "Good reason" means:
(1) the failure by the Company to continue Executive in the position of Chief Technology Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept);
(2) material diminution by the Chief Executive Officer of the Company or the Board of Executive's responsibilities, duties, reporting relationships or authority as Chief Technology Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept) or assignment to Executive of any duties inconsistent with Executive's position as Chief Technology Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept);
(3) failure by  the Company to pay and provide to Executive the compensation provided  in Section 3.1 above, which failure is not cured within 30 days after written notice of  such failure is delivered by Executive to the Company;
(4) requiring Executive to be permanently based anywhere other than within 50 miles of  his present home in Cliffside Park, NJ (excluding reasonable business related travel  as required by the Company's business);
or (5) any other material breach of this Agreement by the Company, which breach is not  cured within 14 days after written notice of such breach is delivered by Executive to the  Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29th day of May, 2009.

/s/ Dr. Alexander Gak
Dr. Alexander Gak
President and Chairman

/s/ Mr. Eugene Gribov
Eugene Gribov